EXHIBIT 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

Jeff Dodge

Investor Relations

404-885-8804

jeff.dodge@equifax.com

Tim Klein

Media Relations

404-885-8555

404-771-2029 (wireless)

tim.klein@equifax.com

Equifax Announces Signing of Definitive Agreement to Purchase the

Credit Services Business of Computer Sciences Corporation for $1.0 Billion

ATLANTA – December 3, 2012 – Equifax Inc. (NYSE: EFX) today announced that its subsidiary, Equifax Information Services LLC, has entered into a definitive asset purchase agreement with CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation (NYSE: CSC), to purchase certain credit services business assets and operations of CSC. The purchase price is $1.0 billion in cash. As a result of this transaction, Equifax expects to realize tax benefits from a step-up in the tax basis of the acquired assets having an estimated net present value of approximately $200 million over a 15-year amortization period. The closing of the transaction is expected to occur by year-end.

Headquartered in Houston, TX, CSC’s credit services business provides consumer credit services and related information to banks, mortgage companies, retail establishments, the automotive industry, medical entities, utility companies and other users of financial and credit information. CSC owns consumer credit files in 15 U.S. states covering approximately 20 percent of the U.S. population. CSC has been Equifax’s largest credit affiliate since 1988. Equifax has been processing CSC’s credit information and selling those files nationally since that time.

Richard F. Smith, Equifax Chairman and CEO, commented, “We are extremely pleased to announce the signing of the agreement to acquire the CSC credit services assets. We have a long working history with CSC and believe the acquisition of these assets will be a catalyst for the long-term growth of our USCIS business unit. We anticipate that the transaction will generate incremental net operating revenue to Equifax in the range of $115 million to $125 million and EBITDA of $105 million to $110 million. The pending transaction is also expected to be solidly accretive to Equifax’s adjusted earnings per share in 2013. We will use a portion of any increased earnings for additional investments in growth initiatives and infrastructure across our businesses. “

Lee Adrean, Equifax CFO, said, “As a result of this transaction, our leverage initially will be modestly above our target range for net debt-to-EBITDA of 1.75 to 2.0, and we intend to focus the use of our free cash flow in 2013 on debt reduction rather than share repurchases in order to return to our target leverage. The combined impact of the acquisition and the change in focus on the use of cash is expected to be accretive to adjusted earnings per share attributable to Equifax (a non-GAAP measure, excluding the impact of acquisition-related amortization expense and including the benefit of tax-deductible amortization) by approximately $0.45 to $0.50 per share in 2013. The additional investment in growth initiatives and infrastructure will partially offset this accretion by approximately $0.10 per share.”

Completion of the transaction is subject to the expiration or termination of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions. The purchase price is subject to further adjustment after closing for the actual amount of working capital acquired by Equifax and other specified matters; however, Equifax does not anticipate that any further adjustment will be material. The purchase agreement is not subject to any financing contingencies. Equifax intends to fund the cash purchase price using debt and available cash. On December 1, 2012, Equifax entered into a new $350 million, 364-day revolving credit facility with Bank of America, N.A., as administrative agent and a lender, JP Morgan Chase Bank, N.A., SunTrust Bank, and Wells Fargo Bank N.A., to supplement an existing $500 million senior revolving credit facility. The new credit facility is available for general corporate purposes including acquisitions.

Investor Day

On December 6, 2012, Equifax will hold an Investor Day at the New York Stock Exchange beginning at 8:30 a.m. ET. This event will provide investors with an opportunity to meet the Equifax leadership team, as well as learn about the company’s proven growth strategy, consistent business execution, financial strength and vision for the future. Additional details will be forthcoming. The presentation will be webcast and the video and presentation materials will be posted by December 6, 2012 in the Investor Center section of the Equifax website at www.equifax.com.

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About Equifax

Equifax is a global leader in consumer and commercial information solutions, providing businesses of all sizes and consumers with information they can trust. We organize and assimilate data on more than 500 million consumers and 81 million businesses worldwide, and use advanced analytics and proprietary technology to create and deliver customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates and has investments in 17 countries and is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX. For more information, please visit www.equifax.com.

Forward-Looking Statements

The information above contains forward-looking statements relating to, among other things, approvals, financing, completion and benefits of the proposed transaction.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they were made and reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  Equifax’s actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, receipt of required regulatory approvals and satisfaction of conditions to closing the purchase of the CSC credit services assets and operations, other regulatory actions or changes, the realized benefits of the transaction such as improved operations, enhanced earnings, revenues and cash flows, growth potential and financial strength, tax benefits, our cash flows and ability to repay outstanding indebtedness and fully integrate the acquired assets into our operations, as well as general market conditions, competition and pricing.  Please refer to Equifax's report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information and additional factors that could affect our future results.  Equifax is under no obligation (and disclaims any obligation) to update its forward-looking statements, whether as a result of new information, future events or otherwise.

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